Exhibit 1.2

                                 ImagicTV Inc.

                                     [LOGO]

              Notice of Annual and Special Meeting of Shareholders

                                      and

                        Management Information Circular

                                  May 14, 2002

                                 ImagicTV Inc.

                    (Incorporated under the laws of Canada)

             NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of ImagicTV Inc. ("Shareholders"):

NOTICE IS HEREBY GIVEN that the annual and special meeting (the "Meeting") of holders of common shares ("Common Shares") of ImagicTV Inc. (the
"Corporation") will be held at the Saint John Trade & Convention Centre, One Market Square, Saint John, New Brunswick E2L 4Z6 on Thursday, June 27, 2002 at 10:00 a.m., Atlantic time, for the following purposes:

1. to receive the audited consolidated financial statements of the Corporation for the fiscal year ended February 28, 2002, together with the report of the auditors thereon (the "Financial Statements");

2. to elect directors;

3. to appoint auditors and authorize the directors to fix their remuneration;

4. to consider and, if thought fit, to approve, with or without variation, an ordinary resolution confirming the general by-law of the Corporation, the text of which resolution is set forth in schedule "B" to the management information circular of the Corporation dated the date hereof (the "Circular"); and

5. to transact such further and other business as may properly come before the Meeting or any adjournment or postponement hereof.

The Board of Directors has fixed the close of business on Tuesday, May 21, 2002 as the record date for the determination of the Shareholders entitled to receive notice of, and to vote at, the Meeting.

This notice is accompanied by a form of proxy (the "Proxy Form"), the Circular and the Corporation's 2002 Annual Report which includes the Financial Statements. A copy of each such document has been sent to each director, each Shareholder entitled to notice of the Meeting and to the Corporation's auditors, and has been filed with the securities regulatory authorities in each of the provinces and territories of Canada, as well as with the Director under the Canada Business Corporations Act, the Securities and Exchange Commission in the United States, The Toronto Stock Exchange and the Nasdaq National Market.

Shareholders unable to be present at the Meeting in person are invited to: (i) execute and return the Proxy Form in the envelope provided for that purpose or
(ii) submit a proxy using the Internet. Procedures for submitting a proxy by use of the Internet are described in the Circular. Proxy Forms to be used at the Meeting must be mailed in the enclosed envelope or hand delivered to CIBC Mellon Trust Company, Attention: Proxy Department, PO Box 12005 STN BRM B, Toronto, Ontario M7Y 2K5 or received by the Secretary of the Corporation at One Brunswick Square, PO Box 303, Saint John, New Brunswick E2L 3Y2, before the close of business (5:00 p.m., Atlantic time) on June 26, 2002 or the last business day preceding the date of any adjournment or postponement of the Meeting, if applicable, or deposited with the Chairman of the Meeting before the commencement of the Meeting or any adjournment or postponement thereof. If a Shareholder elects to submit a proxy by use of the Internet, such proxy must be delivered not later than 10:00 a.m., Atlantic time, on June 25, 2002.

                                       By Order of the Board

                                       Sue MacQuarrie
                                       Corporate Secretary
May 14, 2002

                                [iMAGICTV LOGO]

                                 ImagicTV Inc.

                        MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES

This Management Information Circular (the "Circular") is furnished in connection with the solicitation by management of ImagicTV Inc. (the "Corporation" or "ImagicTV") of proxies to be used at the annual and special meeting of shareholders of the Corporation (the "Meeting") referred to in the accompanying notice of meeting (the "Notice") to be held at the time and place and for the purposes set forth in the Notice. The solicitation will be made primarily by mail, but proxies may also be solicited personally. The cost of the solicitation will be borne by the Corporation. The information contained herein is given as of May 14, 2002 unless indicated otherwise.

Copies of the Corporation's 2002 Annual Report which includes the audited consolidated financial statements of the Corporation for the fiscal year ended February 28, 2002, together with the report of the auditors thereon, have been provided to holders of common shares ("Shares" or "Common Shares") of the Corporation on the Record Date (as defined below) fixed for the Meeting ("Shareholders") together with this Circular, the Notice, and the form of proxy (the "Proxy Form"). The Corporation's 2002 Annual Report also includes management's discussion and analysis of the Corporation's financial condition and results of operations for the fiscal year ended February 28, 2002.

APPOINTMENT OF PROXYHOLDERS AND REVOCATION OF PROXIES

Shareholders who are unable to attend the Meeting and vote in person may still vote by appointing a proxyholder.

A Shareholder may convey voting instructions in one of the two voting methods:
(i) use of the Proxy Form to be returned by mail or hand delivery or (ii) use of the Internet proxy procedure. By conveying voting instructions in one of the two ways, Shareholders can participate in the Meeting through the person or persons named on the Proxy Form.

The persons specified in the Proxy Form are directors and/or officers of the Corporation. A Shareholder has the right to appoint a person, who need not be a Shareholder, to represent such Shareholder at the Meeting or any adjournment or postponement thereof other than the persons specified in the enclosed Proxy Form. Such right may be exercised by inserting such person's name in the blank space provided in the Proxy Form or by completing another proper Proxy Form. The Proxy Form is the only voting option by which a Shareholder may appoint a person as proxy other than the management nominees named on the Proxy Form.

Mail or Hand Delivery

For Shareholders who wish to use the Proxy Form, the completed, dated and signed Proxy Form must be mailed in the enclosed envelope or hand delivered to CIBC Mellon Trust Company, Attention: Proxy Department, PO Box 12005 STN BRM B, Toronto, Ontario M7Y 2K5 or received by the Secretary of the Corporation at One Brunswick Square, PO Box 303, Saint John, New Brunswick E2L 3Y2 before the close of business (5:00 p.m., Atlantic time) on June 26, 2002 or the last business day preceding the date of any adjournment or postponement of the Meeting, if applicable, or deposited with the Chairman of the Meeting before the commencement of the Meeting or any adjournment or postponement thereof. Enquiries regarding the Proxy Form can be made to CIBC Mellon Trust Company at 1-800-387-0825 or 416-643-5500.

Internet

If a Shareholder elects to submit a proxy by use of the Internet, then the Shareholder must access the following website:

                         www.proxyvoting.com/imagictv

A Shareholder must then follow the instructions contained on the website and refer to the Proxy Form sent to that Shareholder, and will be required to enter the Control Number provided to the Shareholder, as described under the heading "Control Numbers" below. Voting instructions are then conveyed electronically by the Shareholder over the Internet.

Control Numbers

In order to submit a proxy via the Internet, Shareholders will be required to enter the Control Number provided to the Shareholder on the Proxy Form delivered to the Shareholder. The type of Control Number provided to each Shareholder will depend upon the manner in which such Shareholder owns his or her or its Shares. Registered Shareholders, being Shareholders whose shares are held in the Shareholder's own name, will have received a Proxy Form which contains a 13 digit Control Number located on the lower left hand side of the Proxy Form.

Beneficial Shareholders are Shareholders who do not hold their Shares in their own name, but rather in the name of their broker or the broker's nominee (also known as "street form"). Beneficial shareholders will receive a Proxy Form from such broker or nominee, which contains a 12 digit Control Number and is located in the "Instruction" area of the beneficial Shareholder's Proxy Form. Some Shareholders may own Shares as both a Registered Shareholder and as a Beneficial Shareholder. Such Shareholders will need to vote separately, using the applicable Control Number, in respect of Shares held in their own name or held beneficially through their broker or its nominee.

REVOCATION OF PROXIES

If prior instructions were submitted by mail or hand delivery, a Shareholder, or such Shareholder's attorney authorized in writing, who has appointed a proxyholder to attend and vote at the Meeting has the power to revoke such appointment as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by the Proxy Form and may do so either:
(a) by delivering another properly executed Proxy Form bearing a later date and depositing it as aforesaid; or (b) by depositing an instrument in writing revoking the proxy executed by such Shareholder or such Shareholder's attorney authorized in writing with either: (i) the Secretary of the Corporation at One Brunswick Square, PO Box 303, Saint John, New Brunswick E2L 3Y2 at any time up to and including the close of business

(5:00 p.m., Atlantic time) on June 26, 2002 or the last business day preceding any adjournment or postponement of the Meeting, as applicable, at which the proxy is to be used, or (ii) the Chairman of the Meeting, prior to its commencement, on the day of the Meeting or any adjournment or postponement thereof; or (c) in any other manner permitted by law.

If the prior instructions were conveyed by use of the Internet as described above, new instructions by mail, hand delivery or use of the Internet within the respective time frames set forth above will revoke the prior instructions.

EXERCISE OF DISCRETION BY PROXY HOLDERS

Shares represented by properly executed proxies in favour of the persons named in the enclosed Proxy Form will be voted on any duly requested ballot. Where the Shareholder's Proxy Form specifies a choice with respect to the matters identified in the proxy, the Shares shall be voted for or against or withheld from voting in the election of directors, the appointment of auditors and the amendment of by-laws, in each case in accordance with such Shareholder's express directions.

Where Shareholders have properly appointed the persons named in the enclosed Proxy Form as their proxyholders and have not specified in the Proxy Form the manner in which the named proxyholders are required to vote the Shares represented thereby, the Shares represented by any such proxy received by management will, in each case, be voted in favour of: (1) the election of the individuals indicated under the heading "Nominees for Election" as directors;
(2) the appointment of KPMG LLP, Chartered Accountants, as the auditors of Corporation and the authorization of the directors to fix the remuneration of the auditors; and (3) the amendment of the Corporation's by-laws.

The enclosed Proxy Form confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice and to other matters that may properly come before the Meeting or any adjournment or postponement thereof. As of the date hereof, the management of the Corporation knows of no such amendments, variations, or other matters to come before the Meeting other than those referred to in the Notice and routine matters incidental to the conduct of the Meeting. If any further or other business is properly brought before the Meeting, it is intended that proxies will be voted on such other business matters as the person appointed as proxy then considers to be proper.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The authorized share capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares. As at the close of business on May 14, 2002, there were 24,678,063 Common Shares and no Preferred Shares outstanding.

Shareholders at the close of business on Tuesday, May 21, 2002 (the "Record Date") will be entitled to vote at the Meeting or at any adjournment or postponement thereof, either in person or by proxy. Shareholders are entitled to one vote at the Meeting or any adjournment or postponement thereof for each Common Share registered in the Shareholder's name on the Record Date, except that a transferee of Shares acquired subsequent to the Record Date shall be entitled to vote such Shares at the Meeting or any adjournment or postponement thereof if such transferee produces properly endorsed certificates for such Shares, or otherwise establishes that such transferee owns such Shares, and demands not later than ten days before the Meeting that such transferee's name be included in the list of the Shareholders entitled to receive the Notice prepared by the Corporation at the Record Date.

To the knowledge of the directors and senior officers of the Corporation, as of the close of business on May 14, 2002, except as follows, no person or company owns, beneficially or of record, directly or indirectly, or exercises control or direction over more than 10% of the Common Shares:

                                                        Number of    Percentage
                                                          Shares     of Shares
                                                       Beneficially Beneficially
Name of Beneficial Owner                                Owned(/1/)   Owned(/2/)
------------------------                               ------------ ------------
Aliant Inc. ("Aliant")
 (held through Aliant Horizons Inc.)..................  7,209,749      29.22%
Compagnie Financiere Alcatel
 (held through its subsidiary, Alcatel Canada Inc.)...  3,986,856      16.16%
Whitecastle Investments Limited ("Whitecastle").......  2,464,927       9.99%
Celtic House International ("Celtic House")
 (held through 3841553 Canada Inc.)...................  2,454,675       9.95%

Notes:
(1) Number of shares beneficially owned by Aliant, Alcatel Canada Inc. ("Alcatel") and Celtic House obtained from shareholder list provided by the Corporation's transfer agent, as at May 14, 2002. Whitecastle share information provided by Whitecastle.

(2) Based on 24,678,063 common shares outstanding on May 14, 2002.

As of the close of business on May 14, 2002, CDS & Co. as nominee on behalf of The Canadian Depository for Securities Limited ("CDS") was the registered holder of 7,189,740 Common Shares representing approximately 29.13% of the outstanding Common Shares and Cede & Co. as nominee on behalf of The Depository Trust Company ("DTC") was the registered holder of 3,154,038 Common Shares representing approximately 12.78% of the outstanding Common Shares. It is, however, management's understanding that the Common Shares registered in the name of CDS or DTC are held by various brokers and other parties on behalf of clients and others (including certain of the principal holders named above).

Except as disclosed above, as at May 14, 2002, the current directors and officers of the Corporation as a group owns directly or indirectly or exercised control or direction over a total of 179,448 Common Shares representing approximately 0.73% of the issued and outstanding Common Shares.

ELECTION OF DIRECTORS

The number of directors of the Corporation to be elected at the Meeting is nine.

On any ballot that may be called for in the election of directors, the persons named in the enclosed Proxy Form intend to vote in favour of each of the proposed nominees whose names are set forth below with respect to each of the Shares represented by such proxy, unless the shareholder who has given such proxy has directed that the Shares be otherwise voted or withheld from voting in the election of directors.

Management does not contemplate that any of the proposed nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed Proxy Form, unless directed to withhold from voting, shall have the right to vote for other nominees at their discretion.

Nominees for Election

The following table sets out the name of each of the persons proposed by management to be nominated for election as a director to hold office until the close of the first annual meeting of shareholders following his election or until his successor is appointed, unless such person's office is earlier vacated. The table and the narrative below describes the principal positions and offices held by each of them in the Corporation, the month and year in which each was first elected as a director of the Corporation and the number of Shares that each has advised he beneficially owned, directly or indirectly, or are subject to his control or direction as of May 14, 2002.

                                                                     Number of
                                                                     Common
                                                                     Shares
                                                                     Owned
                                                                     Beneficially
                                                                     or of
                                                                     Record
 Name,                                                               Directly or
 Municipality of Residence                                           Indirectly,
 and                                                                 as of May
 Director Since               Position with Corporation              14, 2002
 -------------------------    -------------------------              ------------
 Gerald L. Pond               Chief Executive Officer and Director      43,338
  Rothesay, New Brunswick
  January 1998
 Marcel LeBrun                President and Chief Operating Officer     17,545
  Fredericton, New Brunswick  and Director
  January 1998
 Peter G. Jollymore(/2/)(/3/) Chairman of the Board and Director        27,702
  Rothesay, New Brunswick
  January 1998
 Gregory Allemann(/2/)(/3/)   Director                                  Nil
  Austin, Texas
  April 2001
 Carey Diamond(/1/)(/3/)      Director                                  Nil(/4/)
  Toronto, Ontario
  January 2000
 Jay Forbes                   Director                                  Nil(/5/)
  Rothesay, New Brunswick
  New nominee
 Timothy Hember               Director                                  Nil(/6/)
  Kanata, Ontario
  August 2001
 Dr. Terence Matthews         Director                                  Nil(/7/)
  Kanata, Ontario
  January 1998
 Patrick Smith(/1/)           Director                                  Nil
  Kansas City, Missouri
  September 2001

Notes:
(1)Member of the Audit Committee
(2)Member of the Human Resources Committee
(3)Member of the Corporate Governance Committee
(4)Whitecastle beneficially owns 2,464,927 Common Shares and Mr. Diamond is the President and Chief Executive Officer of Whitecastle.
(5)Aliant beneficially owns 7,209,749 Common Shares and Mr. Forbes is the President and Chief Executive Officer of Aliant.

(6) Alcatel beneficially owns 3,986,856 Common Shares and Mr. Hember is the Vice President of Technology and Development of Alcatel.
(7) Celtic House beneficially own 2,454,675 Common Shares and Dr. Matthews is the principal of Celtic House.

The background of each of these individuals is also provided below.

   Gerald L. Pond. Mr. Pond was appointed Chief Executive Officer of ImagicTV in May 2002 and has served as a member of its Board of Directors of the Corporation since January 1998. From March 1999 to December 2001, Mr. Pond served as Executive Vice President of Aliant and from November 1994 to March 1999, he served as President and Chief Executive Officer of Bruncor Inc. ("Bruncor") and NBTel Inc. ("NBTel"). He is currently serving on the Board of Directors of Assumption Life, a mutual insurance company. Mr. Pond has a Bachelor of Arts in Psychology from the University of New Brunswick.

   Marcel LeBrun. Mr. LeBrun co-founded ImagicTV and is currently serving as President and Chief Operating Officer. He served as President and Chief Executive Officer from January 1998 to May 2002. From June 1992 to December 1997, Mr. LeBrun held various positions at NBTel, including Managing Director of E-Business Services and other senior technical, marketing and strategic business planning positions. Mr. LeBrun has a Bachelor of Science in Electrical and Computer Engineering from the University of New Brunswick.

   Peter G. Jollymore. Mr. Jollymore has been Chairman of the Board of ImagicTV since January 1998. From 1967 until his retirement in December 1998, Mr. Jollymore served in various positions at NBTel from design engineer to Vice President of NBTel and its holding company, Bruncor. He serves on the Board of Directors of the Business Development Bank of Canada and Callistro Multimedia Inc., a computer software company producing video-on-demand applications. He has a Bachelor of Science in Engineering from Mount Allison University and a Bachelor of Engineering from the Technical University of Nova Scotia.

   Gregory Allemann. Since March 2001, Mr. Allemann has served as Vice President of Marketing and Sales for WebOffice, Inc., a privately held communications infrastructure company. Mr. Allemann is also President of Allemann Associates, a consulting firm for the communications industry. In 2000, Mr. Allemann retired from SBC Communications ("SBC") after a 30-year career in which he held a variety of positions in technology research, network planning, network operations, product development, market planning and procurement. During his last eight years with SBC, Mr. Allemann was Vice President and Executive Director of Broadband Infrastructure and Services for SBC's R&D subsidiary, SBC Technology Resources, Inc. He has served and chaired the Texas Telecommunications Engineering Consortium and the Advisory Board of the University of Texas Electrical Engineering Department.

   Carey Diamond. Since 1996, he has served as President and Chief Executive Officer of Whitecastle, a private investment company in Canada and as managing director of its venture capital division Whitecap Venture Partners. From 1989 to 1996, Mr. Diamond served as Executive Vice President of Whitecastle. He currently serves on the Board of Directors of Alterna Technologies Group Inc., Photonami Inc., Texar Corporation and Whitecastle, including its affiliate companies. Mr. Diamond has a law degree from Osgoode Hall Law School, a Bachelor of Arts in Economics from the University of Western Ontario and is a member of the Law Society of Upper Canada.

   Jay Forbes. Since March 2002, Mr. Forbes has served as President and Chief Executive Officer of Aliant. He served as Executive Vice President and Chief Financial Officer of Aliant from February 2001 to March 2002 and of Oxford Properties Group, a full service real estate operating company, from June 2000 to February 2001. Mr. Forbes also held various management positions with Nova Scotia Power Inc., the principal supplier of electricity in Nova Scotia, since 1993. He currently serves on the Board of

Directors of the Atlantic Provinces Economic Council and is a member of the Conference Board of Canada, the National Council of Financial Executives and the Canadian Council of Chief Executives. Mr. Forbes has a Commerce degree from the Dalhousie University and is a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of Nova Scotia.

   Timothy Hember. Since April 2001, Mr. Hember has served as Vice President of Technology and Development for Alcatel, a company that designs, develops and builds communications networks. From September 1999 to April 2001, he served as Vice President of IPVPN Products for Alcatel. Mr. Hember founded TimeStep Corporation, a virtual private network equipment company, in January 1994 and served as President and Chief Executive Officer of TimeStep from its inception to September 1999. He currently serves on the Board of Directors of Bridgewater Consultants, Inc., a privately held software development and professional services firm. Mr. Hember has a Bachelor of Science in Electrical Engineering from the University of Waterloo.

   Dr. Terence H. Matthews. Since June 2000, he has served as Chairman and Chief Executive Officer of March Networks Corp., a networked video applications company. Dr. Matthews founded Newbridge Networks Corporation, a company that designs, manufactures, markets and services wide area network solutions, in March 1986 and served as Chairman of the Board and Chief Executive Officer of Newbridge from its inception to May 2000. Dr. Matthews also co-founded Mitel Corporation in 1972 and returned to the company in February 2001 as Chairman of Mitel Networks, a company focused on IP telephony and convergence platforms. He is the principal of Celtic House. Dr. Matthews holds an honours degree in electronics from the University of Wales, Swansea and is a Fellow of the Institute of Electrical Engineers and of the Royal Academy of Engineering. He has been awarded honorary doctorates by several universities, including the University of Wales, Glamorgan, Swansea and Carleton University in Ottawa.

   Patrick Smith. From July 1996 to July 2001, Mr. Smith served as Senior Vice President of Systems Integration and Technology Planning of Sprint, a global communications company. He served on the Board of Directors of Call-Net Enterprises Inc., a telecommunications company operating in Canada as Sprint and Crosskeys Inc., a publicly traded software company. Mr. Smith currently sits on the board of three privately held software development companies.

Audit Committee

ImagicTV is required by applicable law to have an audit committee (the "Committee") consisting of at least three directors, a majority of whom must be independent, non-executive directors. The Committee currently has four members: Joe Culp, Chairman, Carey Diamond, Robert Neal and Patrick Smith. Joe Culp and Robert Neal will not be standing for re-election, and as such, the membership of the Committee will change subsequent to the Meeting. The Committee acts under a written charter which is reviewed for adequacy at least annually. Members of the Committee are not professionally engaged in the practice of accounting or auditing, and are not experts in either of those fields or in auditor independence.

The Committee is responsible for, among other things: (i) recommending the annual appointment of the Corporation's auditors; (ii) reviewing the independence of the Corporation's auditors; (iii) reviewing and approving interim and annual financial statements with management and the Corporation's auditors; (iv) assessing accounting principles used by the Corporation in financial reporting; and (v) reviewing the adequacy of the Corporation's internal control procedures.

In performance of the Committee's oversight function, the Committee has reviewed and discussed the Financial Statements with management and KPMG LLP ("KPMG"), ImagicTV's auditors. Management and KPMG have represented to the Committee that the Financial Statements were fairly stated in accordance with generally accepted accounting principles. The Committee discussed with KPMG matters covered by applicable accounting standards and principles.

The Committee received the letter and written disclosures from KPMG required pursuant to applicable accounting standards and principles and has discussed with KPMG their independence from the Corporation and management. The Committee also considered whether the non-audit services provided by KPMG to the Corporation are compatible with maintaining the auditors' independence.

The Committee discussed with KPMG the overall scope and plans for their audit. The Committee met with KPMG, with and without management present, to discuss the results of their examinations, their evaluations of ImagicTV's internal controls and the overall quality of ImagicTV's financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and KPMG, and subject to the limitations of its role, the Committee recommended to the Board of Directors and the Board of Directors approved the Financial Statements, the delivery of such statements to Shareholders, the inclusion of such statements in the Corporation's Annual Report for the year ended February 28, 2002, for filing with the Securities and Exchange Commission and as its Annual Information Form with the securities regulatory authorities in the applicable provinces and territories in Canada.

Corporate Governance

The Toronto Stock Exchange Committee on Corporate Governance in Canada issued a report setting out a series of guidelines for effective corporate governance. These guidelines deal with the composition, mandate and objectives of boards of directors and their committees, the independence of corporate boards, the effectiveness and education of board members and other matters dealing with corporate governance. It is a requirement that each corporation that is listed on The Toronto Stock Exchange annually disclose its approach to corporate governance with reference to the guidelines. The disclosure is attached to this Circular as Schedule "A".

Corporate Governance Committee

The Corporate Governance Committee consists of Carey Diamond, Chairman, Peter Jollymore and Gregory Allemann. The committee's mandate is to develop and monitor our approach to corporate governance issues, establish procedures for the identification of new nominees to our Board of Directors, develop and implement orientation procedures for new directors and assess the effectiveness of our board and its committees.

Composition of the Human Resources Committee

Pursuant to the 2000 Share Option Plan, the Human Resources Committee (the "HR Committee") must be comprised of at least two non-employee directors. The HR Committee currently consists of Gregory Allemann, Chairman, Peter Jollymore and Joe Culp. Joe Culp will not be standing for re-election, and as such, the membership of the HR committee will change subsequent to the Meeting. The HR Committee's mandate is to establish salaries, incentives, and other forms of compensation for our directors, executive officers, employees, and consultants. The HR Committee also administers the Corporation's other benefit plans.

Executive Committee

The Corporation does not have an Executive Committee.

EXECUTIVE COMPENSATION

Report on Executive Compensation

Part of the mandate of the HR Committee is to periodically review the compensation structure of the Corporation with respect to its executive officers to ensure that the Corporation continues to attract and retain quality and experienced individuals to its management team and to motivate these individuals to perform to the best of their ability and in the best interests of the Corporation. The HR Committee makes recommendations with respect to the compensation of the Corporation's executive officers to the Board of Directors, which gives final approval with respect to any executive compensation matters and issues. The HR Committee compares remuneration for executive officers of the Corporation to the remuneration for similar executives in relevant markets. In the case of newly hired employees, the individual's performance and compensation level in his or her prior positions will also be a determining factor.

The key components for the compensation of the executive officers of the Corporation are base salaries, bonuses and stock options. It is the policy of the Corporation that the base salaries paid to its executive officers, in addition to the criteria set out above, reflect the individual responsibility and experience of the executive officer and the contribution that is expected from the executive officer. Base salaries and bonuses are reviewed by the HR Committee on an annual basis to ensure that these criteria are satisfied. Stock options under the Corporation's stock option plan are granted by the Board of Directors to executive officers from time to time as a long-term performance incentive.

The foregoing report is submitted by Gregory Allemann (Chairman), Peter Jollymore and Joe Culp.

Compensation of Executive Officers

The following table sets forth the compensation paid to Marcel LeBrun, Nigel Bealing, Norman Bier, Allan Cameron, Marjean Henderson and Gerry Verner (the "Named Executive Officers") for each of our three most recently completed fiscal years. The Named Executive Officers are the only persons for whom executive compensation disclosure is required under applicable Canadian securities laws. We have not adopted any long-term incentive plans.

All dollar amounts in this Circular are expressed in U.S. dollars, except where indicated to the contrary. References to "$" or "U.S.$" are to U.S. dollars and references to "C$" are to Canadian dollars.

    Summary Compensation Table for the Fiscal Year Ended February 28, 2002

                                                                  Long-Term
                                     Annual Compensation        Compensation
                               -------------------------------- -------------
                                                                   Awards
                                                Other Annual     Securities       All Other
Name and Principal             Salary  Bonus  Compensation(/1/) Under Options Compensation(/2/)
Position                  Year   ($)    ($)          ($)             (#)             ($)
------------------        ---- ------- ------ ----------------- ------------- -----------------
Marcel LeBrun, President
 and                      2002 220,000 61,200      12,200                -         12,600
Chief Operating
 Officer(/3/)             2001 163,400 50,200      12,700                -          8,900
                          2000  81,300      -       2,150          186,176          4,900

Nigel Bealing, Vice
 President                2002 115,000      -      12,400           50,000         17,000
of Europe, Middle East
 and                      2001  37,600      -       3,700           29,090         20,100
Africa(/4/)               2000       -      -           -                -              -

Norman Bier, Vice
 President of             2002 134,200      -      11,700           25,000         77,100
Sales for North and
 South                    2001 105,800      -           -           11,636         99,300
America                   2000  26,800      -           -            29,09         12,000

Allan Cameron, Vice
 President                2002 110,000 30,600      12,200                -          6,300
of Technology             2001  94,700      -      12,700                -          6,300
                          2000  73,100      -       2,150          162,904          4,400

Marjean Henderson, Chief  2002 210,000 34,200      13,100                -         10,500
Financial Officer(/5/)    2001 117,100      -       7,630          197,812              -
                          2000       -      -           -                -              -

Gerry Verner, Vice
 President                2002 110,000 30,600      12,200                -          6,300
of Marketing and
 Business                 2001  94,000 13,400      12,700                -          6,300
Development(/6/)          2000  63,700      -       2,150          104,724          4,000

-------
Notes:
(1) The amounts disclosed in this column include a car allowance paid to each of the Named Executive Officers.
(2) The amounts disclosed in this column for 2002 include:
  i) payments made by the Corporation as matching registered retirement savings and pension plan contributions to those made by the executive officers: Mr. LeBrun, $12,600; Mr. Bealing, $3,700; Mr. Bier, $7,800;
     Mr. Cameron, $6,300; Ms. Henderson, $10,500 and Mr. Verner, $6,300; and
  ii) commissions paid to: Mr. Bealing, $13,300 and Mr. Bier, $69,300.
(3) Mr. LeBrun was President and Chief Executive Officer until May 2002. On May 7, 2002, Mr. Pond became Chief Executive Officer and Mr. LeBrun was appointed to his current position.
(4) Mr. Bealing joined ImagicTV in October 2000 and has served as an executive officer since March 2001.
(5) Ms. Henderson joined ImagicTV in July 2001 and her employment with ImagicTV ceased on February 14, 2002.
(6) Mr. Verner's employment with ImagicTV ceased on November 30, 2001.

The following table sets forth individual grants of stock options during the fiscal year ended February 28, 2002 to the Named Executive Officers:

         Option Grants during the Fiscal Year ended February 28, 2002

                                     % of Total               Market Value
                                      Options                   of Shares
                           Shares    Granted to                Underlying
                            Under    Employees   Exercise or   Options at
                           Options   in Fiscal   Base Price   Date of Grant Expiration
Name                       Granted      Year    ($ per Share)  ($per Share)    Date
----                     ----------- ---------- ------------- ------------- ----------
Marcel LeBrun...........          --      --           --            --           --
Nigel Bealing........... 50,000(/1/)     9.7%       $1.15         $1.15      4/30/08
Norman Bier............. 25,000(/1/)    4.85%       $1.15         $1.15      4/30/08
Allan Cameron...........          --      --           --            --           --
Marjean Henderson.......          --      --           --            --           --
Gerry Verner............          --      --           --            --           --

-------
Note:
(1) Options granted on April 30, 2001 and vest at a rate of 25% of total options granted on each anniversary of the date of grant.

   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option
                                    Values

The officers named in the summary compensation table did not exercise any options during the fiscal year ended February 28, 2002. The following table sets forth the estimated fair market value as of February 28, 2002 of the exercisable and unexercisable options held by these officers.

                                 Number of Common
                                 Shares Underlying       Value of Unexercised
                                Unexercised Options     In-The-Money Options at
                              at Fiscal Year End (#)      Fiscal Year End ($)(/1/)
                             ------------------------- -------------------------
Name                                     Unexercisable Exercisable Unexercisable
----                         Exercisable ------------- ----------- -------------
Marcel LeBrun...............   209,448      93,088       $24,785         --
Nigel Bealing...............     7,273      71,817            --         --
Norman Bier.................    17,455      48,271            --         --
Allan Cameron...............   191,994      81,452       $21,003         --
Marjean Henderson...........    49,453          --            --         --
Gerry Verner................   122,178          --            --         --

-------
Note:
(1) The value of an "in-the-money" option represents the difference between the aggregate estimated fair market value of the Common Shares issuable upon exercise of the option and the aggregate exercise price of the option. The fair market value of the Common Shares at the close of business on February 28, 2002 was $0.97 as quoted on the Nasdaq National Market.

Compensation of Directors

Effective May 30, 2001, the Corporation adopted a new compensation structure for independent directors. Upon his or her appointment to the Board of Directors, each independent director will be granted options to purchase 25,000 Common Shares at an exercise price equal to the closing price of Common Shares on The Toronto Stock Exchange (the "TSE") on the day immediately prior to the date of grant. These options are to vest over three years at a rate of 1/36 per month from the date of grant with an expiration date of seven years from the date of grant. Annually, each independent director and Peter Jollymore, upon confirmation of their appointment for the following year at the annual meeting of shareholders, will be granted options to purchase 10,000 Common Shares at an exercise price equal to the closing price of Common Shares on the TSE on the day immediately prior to the date of grant. These options, which are to be granted 72 hours after the annual meeting of shareholders, will vest 12 months from the date of grant and will have an expiration date of seven years from the date of grant. Annually, 72 hours after the annual meeting of shareholders, each independent director who is a chairman of a committee of the Board of Directors and not a member of management of the Corporation will receive options to purchase an additional 5,000 Common Shares at an exercise price equal to the closing price of Common Shares on the TSE on the day immediately prior to the date of grant, such options to vest 12 months from the date of grant and to an expiration date of seven years from the date of grant. Each independent director receives a payment of $1,000 per day, per meeting attended in person, including travel time.

The non-independent directors of the Corporation, consisting of Carey Diamond, Timothy Hember, Peter Jollymore, Marcel LeBrun, Dr. Terence Matthews, Robert Neal and Gerald Pond, do not receive compensation for serving as directors of the Corporation other than reimbursement for expenses incurred in attending meetings.

The Corporation also adopted a new compensation structure for the Chairman of the Board on December 18, 2001. On such date, the Chairman of the Board received an annual salary of $25,000 and 10,000 options to be granted 72 hours after the annual meeting of shareholders. These options are to vest 12 months from the date of grant with an expiration date of seven years from the date of grant.

The following independent directors received payments and options to purchase Common Shares pursuant to the Corporation's stock option plan in the fiscal year ended February 28, 2002 as compensation for acting as directors:

                            Common Shares   Exercise
                   Payments Under Options    Price                    Expiration
Name of Director   Received    Granted    ($ per share) Date of Grant    Date
----------------   -------- ------------- ------------  ------------- ----------
Gregory Allemann.  $17,000     25,000        $1.22         5/30/01      5/30/08
Joe Culp.........  $12,000     15,000        $0.73          8/3/01       8/3/08
Peter Jollymore..       --     15,000        $0.73          8/3/01       8/3/08
Patrick Smith....  $ 9,000     25,000        $0.62        11/20/01     11/20/08

Directors' and Officers' Liability Insurance

The Corporation maintains liability insurance for directors and officers of the Corporation. The policy does not distinguish between the liability insurance for its directors and officers, the coverage being the same for both groups. The premium for the twelve-month period ending November 21, 2002 is $485,000, all of which is borne by the Corporation. The policy limit is $20,000,000 with a $250,000 retention for securities claims and a $150,000 retention for non-securities claims. The individual directors and officers of the Corporation are insured against losses arising from claims against them for certain of their acts, errors or omissions in such capacity. The Corporation is insured against losses arising out of any liability to indemnify a director or officer.

Employment Agreements

Each of the Named Executive Officers and the Chief Executive Officer, Gerald Pond (the "Officers"), has entered into an employment agreement with us.

Pursuant to these agreements, the annual base salary for each Officer is as follows: Mr. Pond, C$340,000; Mr. LeBrun, $220,000; Mr. Bealing, $115,000; Mr.
Bier, $135,000 and Mr. Cameron, $110,000. Mr. Verner's employment was terminated on November 30, 2001 and Ms. Henderson's employment was terminated on February 14, 2002. These base salaries are subject to review by our Board of Directors in its discretion. Some Officers are entitled to an annual bonus, up to a maximum of 70% of his or her annual base salary, as determined by our Board of Directors in its discretion based upon target profit and revenue performance levels and upon individual performance. In addition, pursuant to the terms of the employment agreements with each of the Officers, he or she is subject to non-competition provisions during his or her employment for 8 to 12 months thereafter and to confidentiality restrictions. Furthermore, Mr. Pond was granted 300,000 stock options on commencement of his employment with the Corporation and is eligible to receive an additional 100,000 stock options on the first anniversary of his commencement date.

With respect to each of the Officers, the employment agreement provides that in the event of termination without cause, the Officer is entitled to monthly severance payments equal to his or her respective base salary for a period from zero to twelve months, continued benefits coverage for up to one year, and a pro rata portion of any earned bonus and to exercise vested options and any unvested options that otherwise would have vested in the up to 12 month period following the date of termination. In the event of termination for cause, the Officer is entitled to receive his or her respective salary and bonus through the date of termination and to exercise vested options for which the Officer had provided notice of exercise prior to the date of termination.

In the event of a change of control of ImagicTV, which is defined as the acquisition by a person of 51% or more of our outstanding voting shares, some of the employment agreements with the Officers provide that the Corporation may terminate the employment of the Officer. Certain Officers have the right to terminate his or her employment in the event of a change of control. Certain Officers are also each entitled to a severance payment equal to his or her respective accrued base salary and the pro-rated portion of any earned bonus. In addition, certain Officers have the right, on termination, to exercise, within 90 to 120 days, any options granted to that Officer, regardless of the vesting date.

Performance Graph

The following performance graph illustrates for the fiscal periods indicated, the cumulative return to Shareholders of an investment in Common Shares compared to the cumulative total shareholder return on the TSE 300 Total Return, the Nasdaq Composite and the Nasdaq Computer indices assuming an investment of $100 on November 21, 2000, the date upon which Common Shares were first listed on the TSE and were first quoted on the Nasdaq National Market.

                                    [LOGO]

 Table Showing Relative Cumulative Total Return Data Used in Stock Performance
                                     Graph

                                                      November February February
                                                      21, 2000 28, 2001 28, 2002
                                                      -------- -------- --------
TSE 300 Total Return................................. $100.00   $89.95   $86.43
Nasdaq Composite..................................... $100.00   $74.94   $60.30
Nasdaq Computer...................................... $100.00   $64.13   $50.96
ImagicTV............................................. $100.00   $35.07   $10.78

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

As at May 14, 2002 and during the last fiscal year, no amount was owed to the Corporation or any of its subsidiaries by any director, executive officer or senior officer of the Corporation.

INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

No insider or proposed nominee for election as a director, and no associate or affiliate of any of the foregoing persons, has or had any material interest, direct or indirect, in any transaction during the fiscal year ended February 28, 2002, or in any proposed transaction which in either such case has materially affected or will materially affect the Corporation or any of its subsidiaries, other than the following:

Technology Agreements

On April 16, 1999, we entered into a licensing agreement with NBTel. Pursuant to this agreement, NBTel received a perpetual, non-exclusive license to use DTV Manager in the Province of New Brunswick for cash consideration of C$500,000 and future one-time per subscriber payments decreasing from C$150 to C$80 based on the number of active NBTel subscribers to DTV Manager in New Brunswick. In addition, the license agreement provides for the annual payment of fees for maintenance and technical support services in an amount equal to 20% of the total license fees, including the initial fee and cumulative subscriber royalties. If requested by NBTel we have agreed to provide consulting and training services at then current rates.

On December 16, 1999, NBTel assigned the license agreement to Aliant, and the license agreement was amended to include a license for our pcVu software product and to expand the geographic territory of the license to the Provinces of Nova Scotia, Prince Edward Island and Newfoundland on an exclusive basis. In connection with the assignment and amendment, Aliant agreed to pay us cash consideration amounting to C$900,000, of which C$500,000 was recognized as revenue upon delivery of our pcVu software in February 2000, C$200,000 was recognized as revenue when it became due on January 31, 2001, and the remaining C$200,000 was recognized as revenue when it became due on January 31, 2002. As of February 28, 2002, the final payment of C$200,000 was outstanding. Under the amended agreement, the future one-time per subscriber payments based on the number of subscribers also applies to subscribers in Nova Scotia, Prince Edward Island and Newfoundland. In accordance with the amended agreement, MTT, the incumbent local exchange carrier in the Province of Nova Scotia and a subsidiary of Aliant, has licensed and has commercially deployed DTV Manager.

On January 16, 2001, the license agreement was further amended to include a sale of 40,000 subscriber-based licenses for C$3.2 million. C$1.6 million was recognized in February 2001 as it became due and C$1.6 million was recognized in February 2002 when it became due. As of February 28, 2002, all payments were received.

In the year-ended February 28, 2002, we recorded revenues from Aliant totalling $109,000 in license fees, $1.0 million in one-time per subscriber royalty payments, and $174,000 in services revenues.

In addition, we have supplied NBTel and Aliant with set-top boxes at little or no mark-up above our cost. We received revenues of $462,000 in fiscal 1999, $180,000 in fiscal 2000, $1.0 million in fiscal 2001 and zero in fiscal 2002 from the sales of set-top boxes to NBTel and Aliant.

In November 1999, we entered into a license agreement with Newbridge Networks Corporation ("Newbridge"), which was then one of our principal shareholders and is now Alcatel Canada Ltd. Pursuant to this agreement, Newbridge received a license to use DTV Manager for internal testing purposes at six technical laboratories. The license also permitted Newbridge to use DTV Manager in sales and marketing demonstrations of its hardware products. In exchange for the license, we received switching equipment from Newbridge that enables the prioritized transmission of voice, Internet and television data in high-speed, networked environments. We have used this equipment for research and development purposes. The transaction was recorded at the fair value of the equipment, which amounted to $102,000. In connection with the transaction, we recorded license fee revenues for the same amount. In February 2000, we amended the license agreement to provide Newbridge with the opportunity to purchase additional twelve-month site licenses for demonstration purposes. As of February 28, 2001 we had received aggregate cash consideration of C$40,000 for these additional licenses and $17,000 for a 90-day trial license. We have supplied Newbridge with set-top boxes for laboratory test installations at little or no mark-up above our cost. We received $23,000 in fiscal 2000, $17,000 in fiscal 2001 and nil in fiscal 2002 from the sales of set-top boxes to Newbridge.

Financings, Loans and Inter-Company Arrangements

During the year ended February 28, 2000, the Minister of Economic Development, Tourism and Culture for the Province of New Brunswick, through an application filed by Newbridge, indirectly granted us a repayable government assistance loan in the amount of C$2.6 million and a forgivable loan in the amount of C$640,000, to assist us in creating research and development employment in the Province of New Brunswick. The forgivable loan was fully forgiven and recognized in the statement of operations as forgiveness of debt. The repayable loan is repayable in annual instalments equal to 1.5% of the license fee revenues of the immediately preceding year, and the balance, if any, is due on February 25, 2006. The repayable loan is interest-free until February 25, 2006 and, if not paid at that date, thereafter will bear interest at 6.3% per annum. As of February 28, 2002, we have repaid C$145,000 of the principal of the repayable loan.

In September 2000, we issued warrants to purchase Common Shares to four of our principal shareholders at the time and one other shareholder for an aggregate purchase price of $10,000,000. These warrants were automatically exercised in October 2000. In accordance with the terms of the warrants, each warrantholder was entitled to receive upon completion of a sale of Common Shares to outside investors, for no additional consideration, a number of shares per warrant which reflected the price paid per Common Share by outside investors. As a result of the October 2000 sale of Common Shares to America Online, Inc. and Cisco Systems, Inc. at $11.00 per share, 1.11 Common Shares per warrant were issued upon exercise of the warrants. This resulted in the issuance of the following numbers of Common Shares to these four principal shareholders:
205,157 to Alcatel, 371,001 to Aliant, 126,312 to Celtic House and 137,727 to Whitecastle.

Leases

The Corporation subleases a portion of its principal executive offices from NBTel. Of the approximately 25,000 square feet that ImagicTV occupies at its principal executive offices, it subleases approximately 17,000 square feet from NBTel at a cost of approximately $222,000 per year. The lease on such facility is month-to-month.

APPOINTMENT OF AUDITORS

KPMG LLP, Chartered Accountants, will be nominated for re-appointment as auditors of the Corporation until the next annual meeting of shareholders at a remuneration to be fixed by the directors. KPMG LLP were first appointed auditors on February 22, 2000 and have served continuously as auditors of the Corporation since such date.

AMENDMENT OF BY-LAWS

On May 13, 2002, the directors of the Corporation approved a general by-law for the Corporation that was more consistent with the business of the Corporation than its prior general by-law and which reflects recent changes to the Canada Business Corporations Act. Pursuant to subsection 103(2) of the Canada Business Corporations Act, the directors must submit this general by-law to the Meeting for confirmation by a simple majority of the shares voted on the resolution. The form of resolution is set out at Schedule B to this Circular, with the complete text of the general by-law set out at Appendix 1 to Schedule B to this Circular.

OTHER BUSINESS

The Corporation knows of no matter to come before the Meeting other than the matters referred to in the Notice.

IF YOU HAVE A PROPOSAL FOR THE 2003 ANNUAL GENERAL MEETING

Any Shareholder's proposal that meets the provisions of the Canada Business Corporations Act, and is intended to be presented at the 2003 annual meeting of shareholders, must be received by the company by no later than February 13, 2003. The proposal can then be included in the management proxy circular and the proxy for the 2003 annual meeting.

BOARD APPROVAL

The contents and sending of this Circular have been approved by the Board of Directors.

                                       Sue MacQuarrie
                                       Corporate Secretary
May 14, 2002

                                  SCHEDULE "A"

TSE Corporate Governance Committee        Comments
Guidelines:

1. The Board of Directors should          .  The Board of Directors is
   explicitly assume responsibility          responsible for the supervision of
   for stewardship for the                   management of the Corporation's
   Corporation, and specifically for:        business and its affairs. It has
                                             the statutory authority and
                                             obligation to protect and enhance
                                             the assets of the Corporation in
                                             the interest of all shareholders.
                                             The Corporate Governance
                                             Guidelines, which include the
                                             terms of reference of the Board of
                                             Directors and individual
                                             directors, set out the purpose,
                                             procedures and organization, and
                                             responsibilities and duties of the
                                             Board of Directors and its
                                             committees.

  (a) adoption of a strategic             .  The Board of Directors has the
      planning process                       responsibility to review and
                                             approve the stated missions of the
                                             business, its objectives and
                                             goals, and the strategy by which
                                             it proposes to reach those goals.

                                          .  The initiative for developing the
                                             corporate strategy comes from
                                             management. The Board of Directors
                                             has the power to make suggestions
                                             and participates in the discussion
                                             of the strategy, responds to and
                                             contributes ideas and approves or
                                             amends the strategy. However,
                                             management leads this process. The
                                             Board of Directors is responsible
                                             for monitoring management's
                                             success in implementing the
                                             strategy.

  (b) identification of principal         .  In consultation with the
      risks and implementing risk            management, the independent
      management systems                     auditors, and the internal
                                             auditors, the Audit Committee
                                             considers the integrity of the
                                             Corporation's financial reporting
                                             processes and controls. The
                                             Committee also discusses
                                             significant financial risk
                                             exposures and the steps management
                                             has taken to monitor, control, and
                                             report such exposures. The Audit
                                             Committee also reviews significant
                                             findings prepared by the
                                             independent auditors and the
                                             internal auditing department
                                             together with management's
                                             responses.

TSE Corporate Governance Committee        Comments
Guidelines:

  (c) succession planning and             .  The HR Committee reviews and
      monitoring senior management           annually approves, management's
                                             succession plans for executive
                                             management (including specific
                                             development plans and career
                                             planning for potential successors)
                                             and makes recommendations to the
                                             Board of Directors.

                                          .  Succession and management
                                             development planning is one of the
                                             written objectives of the Chief
                                             Executive Officer. The Chief
                                             Executive Officer is required to
                                             create, maintain and review with
                                             the Board of Directors an annual
                                             plan for the development and
                                             succession of senior management.

                                          .  The performance of management is
                                             annually reviewed.

  (d) communication policy                .  The Chief Executive Officer is
                                             required to ensure there is
                                             appropriate communication with
                                             shareholders and the investment
                                             community in order to promote an
                                             equitable market value for the
                                             Corporation's shares. Through the
                                             Audit Committee all public
                                             financial information is reviewed
                                             and recommended to the Board of
                                             Directors for approval prior to
                                             its release.

  (e) integrity of internal control       .  The Board of Directors ensures the
      and management information             integrity of internal control and
      systems                                management information systems
                                             through its delegation to various
                                             committees.

2. Majority of directors are              .  An "unrelated" director under the
   "unrelated".                              guidelines is:

                                             1. independent from management;

                                             2. free from any interest and any
                                                business or other relationship
                                                which could materially
                                                interfere with his or her
                                                ability to act in the best
                                                interests of the Corporation;
                                                and

                                             3. able to exercise objective
                                                judgement independent from
                                                management.

TSE Corporate Governance Committee        Comments
Guidelines:

3. Disclose whether each director is      .  The Corporation does not have a
   "unrelated".                              "significant shareholder". The
                                             guidelines define a "significant
                                             shareholder" as a shareholder with
                                             the ability to exercise a majority
                                             of the votes for the election of
                                             the Board of Directors. Mr.
                                             LeBrun, President and Chief
                                             Operating Officer, and Gerald
                                             Pond, Chief Executive Officer of
                                             the Corporation, are related
                                             directors. If elected at the
                                             Meeting, Mr. LeBrun and Mr. Pond
                                             will be the only directors who are
                                             not unrelated directors.

                                          .  The remainder of the present
                                             directors and nominees for
                                             election to the Board of Directors
                                             are unrelated.

4. Appoint a committee responsible        .  The Corporate Governance Committee
   for appointment/assessment of             is required to assess and make
   directors, composed of a majority         recommendations regarding the
   of unrelated directors.                   Board of Directors' effectiveness
                                             and to establish a process for
                                             identifying, recruiting,
                                             appointing, and reappointing
                                             directors. The Corporate
                                             Governance Committee is presently
                                             composed exclusively of unrelated
                                             directors.

5. Implement a process for assessing      .  The Corporate Governance Committee
   the effectiveness of the Board,           carries out an annual assessment
   its committees and individual             process whereby the effectiveness
   directors.                                of the Board as a whole and
                                             individual directors will be
                                             monitored, the Board of Directors
                                             processes are reviewed, and the
                                             Board of Directors' relationship
                                             with management is assessed.

                                          .  Individual director evaluation
                                             also takes place as part of the
                                             nominating process conducted
                                             annually by the Corporate
                                             Governance Committee.

6. Provide orientation and education      .  Management maintains background
   programs for new directors.               materials to assist new and
                                             existing Board members. Such
                                             materials will be subject to
                                             periodic review and approval by
                                             the Corporate Governance Committee
                                             and the Board of Directors and
                                             updated from time to time.

TSE Corporate Governance Committee        Comments
Guidelines:

7. Consider reducing the size of the      .  The Board of Directors is small
   Board, with a view to improve             enough for constructive
   effectiveness.                            interaction to take place but at
                                             the same time large enough to
                                             encompass a broad representation
                                             of skills and experience.

8. Review compensation of directors       .  The Corporate Governance Committee
   in light of risks and                     reviews and recommends to the
   responsibilities.                         Board of Directors the
                                             compensation and benefits of
                                             members of the Board of Directors.
                                             In this respect, the Committee
                                             analyzes market data, time
                                             commitments, fees payable by other
                                             similar organizations and the
                                             responsibilities of directors in
                                             general.

9. Committees should generally be         .  All committees are composed
   composed of non-management                entirely of non-management
   directors and the majority of             directors, all of whom are
   committee members should be               unrelated directors. The Chief
   unrelated.                                Executive Officer and the
                                             President and Chief Operating
                                             Officer participate in meetings of
                                             committees of the Board of
                                             Directors by invitation only.

10. Appoint a committee responsible       .  The Corporate Governance Committee
    for determining the Corporation's        is responsible for governance
    approach to corporate governance         issues, including recommending to
    issues.                                  the Board of Directors for
                                             approval the Corporation's
                                             disclosure in response to the
                                             Guidelines, an annual review of
                                             all terms of reference, a periodic
                                             review of the Board of Directors
                                             and committee composition and
                                             ensuring on behalf of the Board of
                                             Directors that the corporate
                                             governance system effectively
                                             supports the discharge of its
                                             obligations to the shareholders of
                                             the Corporation.

11. Define limits to management's
    responsibilities by developing
    mandates for:

  (i) the Board of Directors, and         .  The Board of Directors has a broad
                                             responsibility for supervising the
                                             management of the business and
                                             affairs of the Corporation. This
                                             is reflected in its term of
                                             reference. The Board of Directors
                                             has approved a framework for
                                             delegation from the Board to
                                             executive management.

TSE Corporate Governance Committee        Comments
Guidelines:

  (ii) the Chief Executive Officer.       .  There are terms of reference for
                                             the Chief Executive Officer. As
                                             well, his annual performance
                                             objectives, which are reviewed and
                                             approved by the Board of
                                             Directors, constitute his mandate
                                             and further define the
                                             responsibilities of management.

                                          .  The Board of Directors reviews the
                                             performance of the Chief Executive
                                             Officer against such annual
                                             objectives.

12. Establish procedures to enable        .  The Corporate Governance Committee
    the Board to function                    is responsible for putting
    independently of management.             structures and processes in place
                                             to ensure the Board of Directors
                                             can function independently.

                                          .  The independence of the Board of
                                             Directors is further enabled
                                             through the separation of the
                                             positions of Chairman and Chief
                                             Executive Officer.

                                          .  A committee may request the
                                             assistance of external advisors to
                                             research, investigate and report
                                             on matters within a committee's
                                             terms of reference. This request
                                             should be co-ordinated through the
                                             Chairman of the Board of Directors
                                             and the Chief Executive Officer.
                                             Members of the Board of Directors
                                             can request at any time, through
                                             the Corporate Governance
                                             Committee, a meeting restricted to
                                             outside members of the Board of
                                             Directors for the purpose of
                                             discussing matters independently
                                             of management.

13.(i) Establish an Audit Committee       .  The Audit Committee is responsible
       with a specifically defined           for reviewing audit functions and
       mandate.                              the preparation of financial
                                             statements, and reviewing and
                                             recommending for approval to the
                                             Board of Directors all public
                                             disclosure information such as
                                             financial statements, quarterly
                                             reports, financial news releases,
                                             annual information forms,
                                             management's discussion and
                                             analysis and prospectuses.

                                          .  The Audit Committee also ensures
                                             that management has effective
                                             internal control systems and an
                                             appropriate relationship with the
                                             external auditors and meets
                                             regularly with them, without
                                             management present.

TSE Corporate Governance Committee        Comments
Guidelines:

  (ii) Members of the Audit               .  The Audit Committee is composed
       Committee should be composed          entirely of outside directors.
       of only outside directors.

14. Implement a system to enable          .  A request for such can be made to
    individual directors to engage           the Corporate Governance
    outside advisors, at the                 Committee.
    corporation's expense.

                                 SCHEDULE "B"

                        RESOLUTION OF THE SHAREHOLDERS
                               OF IMAGICTV INC.
                    (hereinafter called the "Corporation")

RESOLVED THAT the general by-law of the Corporation, as set out in Appendix "1" to Schedule "B" to the Management Proxy Circular for the Annual and Special Meeting of the Corporation dated May 14, 2002, is confirmed.

                                 APPENDIX "1"

                          TEXT OF THE GENERAL BY-LAW

                                 IMAGICTV INC.

                                 BY-LAW NO. 1

A by-law regulating generally the transaction of the business and affairs of ImagicTV Inc.

                                  ARTICLE ONE
                                INTERPRETATION

1.1 Definitions. In this by-law, which may be cited as the General By-law, unless the context otherwise requires:

  "Act" means the Canada Business Corporations Act, and any statute that may be substituted therefor, as from time to time amended, and includes the regulations made thereunder;

  "Articles" means the articles of the Corporation as defined in the Act;

  "Board" means the board of directors of the Corporation;

  "Corporation" means ImagicTV Inc.;

  "meeting of shareholders" means any meeting of shareholders including an annual meeting;

  "non-business day" means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Canada); and

  "recorded address" means in the case of a shareholder the address as recorded in the securities register; and in the case of joint shareholders the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are two or more; and in the case of a director, officer or auditor, his latest address as recorded in the records of the Corporation.

1.2 Construction. Save as aforesaid, words and expressions defined in the Act have the same meanings when used herein; words importing the singular include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated organizations.

                                  ARTICLE TWO
                           MEETINGS OF SHAREHOLDERS

2.1 Meetings of Shareholders. The annual meeting of shareholders shall be held in each year on a date and at a place to be determined by the Board. The Board may call a meeting of shareholders, other than an annual meeting of shareholders, at any time.

2.2 Chairman, Secretary and Scrutineers. The chairman of any meeting of shareholders shall be the Chairman or, in the absence of the Chairman, the President or, in the absence of the President, a Vice-President or, in the absence of such officer, any director who is present and willing to act as chairman of the meeting. If no such person is present within fifteen minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to act as chairman. The secretary of any meeting of shareholders shall be the Secretary of the Corporation. If the Secretary is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. The chairman may appoint one or more persons who need not be shareholders to act as scrutineers at the meeting.

2.3 Persons Entitled to be Present. The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors, the auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles to be present. Any other person may be admitted with the consent of the meeting or of the chairman of the meeting.

2.4 Proxies. To the extent permitted by the Act, the Board may from time to time pass resolutions regarding the lodging of instruments appointing a proxyholder at some place or places other than the place at which a meeting or adjourned or postponed meeting of shareholders is to be held and for particulars of such instruments to be telegraphed, telecopied, sent by facsimile or in writing or otherwise communicated by such electronic means that is capable of producing a written copy before the meeting or adjourned meeting to the Corporation or any agent of the Corporation appointed for the purpose of receiving such particulars and providing that instruments appointing a proxy so lodged may be voted upon as though the instruments themselves were produced at the meeting or adjourned meeting and votes given in accordance with such resolutions shall be valid and shall be counted. The chairman of any meeting of shareholders may, subject to any resolutions made as aforesaid and applicable law, in his discretion accept telegraphic, telecopy, facsimile or written communication or electronic communication that is capable of producing a written copy, as to the authority of anyone claiming to vote on behalf of and to represent a shareholder notwithstanding that no instrument of proxy conferring such authority has been lodged with the Corporation, and any votes given in accordance with such telegraphic, telecopy, facsimile, written or electronic communication accepted by the chairman of the meeting shall be valid and shall be counted.

2.5 Quorum. Except as otherwise provided in the Articles, a quorum for the transaction of business at any meeting of shareholders shall be at least two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for such a shareholder and together holding or representing by proxy not less than 20% of the outstanding shares of the Corporation entitled to be voted at the meeting.

2.6 Meetings by Telephone, Electronic or Other Communication Facility. The directors of the Corporation who call a meeting of shareholders pursuant to the Act may determine that the meeting shall be held, to the extent and in the manner permitted by law, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

                                 ARTICLE THREE
                                   DIRECTORS

3.1 Number of Directors. Subject to the Articles, the number of directors of the Corporation may be fixed from time to time by resolution of the Board.

3.2 Election and Term of Office. Subject to Section 3.3 hereof, directors shall be elected by the shareholders at each annual meeting of shareholders and each director shall be elected to hold office until the close of the first annual meeting of shareholders following his election.

3.3 Quorum. A majority of the directors shall form a quorum of the Board. In the event that a quorum is not obtained at any meeting, the meeting shall be adjourned and may be reconvened upon fourteen days notice to the directors. In the event a quorum is not obtained at the reconvened meeting, the meeting shall be again adjourned and when reconvened, the quorum shall be any four directors.

3.4 Meetings of the Board. Meetings of the Board shall be held from time to time at a time and place determined by the Chairman, the President or any two directors may determine. At each meeting of the Board, unless waived unanimously by the Board, the President shall report fully to the Board with respect to the current status of the operations of the Corporation and with respect to all major developments or planned action involving the Corporation and shall present to the meeting complete current financial information with respect to the Corporation.

3.5 Notice of Meeting. Subject to any resolution of the Board, notice of the time and place of each meeting of the Board requiring notice shall be given to each director not less than two days (excluding non-business days) before the date on which the meeting is to be held.

3.6 Chairman. The chairman of any meeting of the Board shall be the Chairman or, in the absence of such officer, any director designated by the Board from time to time or, in the absence of such director, the President or, in the President's absence, a Vice-President or, in the absence of such officer, any director who is present and willing to act as chairman of the meeting.

3.7 Secretary. The Secretary of the Corporation shall act as the secretary at any meeting of the Board and, if the Secretary of the Corporation is absent, the chairman of the meeting shall appoint a person, who need not be a director, to act as secretary of the meeting.

3.8 Votes to Govern. At all meetings of the Board, every question shall be decided by a majority of the votes cast and in the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

3.9 Remuneration. No director who is a salaried officer of the Corporation shall be entitled to any remuneration for the performance of his duties as a director. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

3.10 Committees. The Board may elect or appoint additional committees composed of directors and/or other persons such powers as, subject to any limitations prescribed in the Act, the Board may delegate to them and shall have such other functions as the Board may determine.

3.11 Insurance. Subject to the limitations contained in the Act, the Corporation may purchase and maintain insurance for the benefit of any person referred to in section 3.11 as the Board may from time to time determine.

                                 ARTICLE FOUR
                          THE TRANSACTION OF BUSINESS

4.1 Execution of Instruments. All treasury directions, cheques, transfers and other banking items binding upon the Corporation may be signed in writing or in electronic form or otherwise assented to in any legally effective manner on behalf of the Corporation by any two of the President, a Vice-President, the Secretary or the Treasurer. All other instruments and documents of whatsoever kind in written, electronic or any other form binding upon the Corporation may be signed in writing or in electronic form or otherwise assented to in any legally effective manner on behalf of the Corporation by any one of the President, a Vice-President, the Secretary or the Treasurer. In addition, the Board may from time to time determine the manner in which and the person or persons by whom any particular instrument or document or class of instruments or documents may or shall be signed in writing or in electronic form or otherwise assented to in any legally effective manner, including the use of facsimile reproduction of any or all signatures and the use of the corporate seal or a facsimile reproduction thereof.

4.2 Cheques. The Board may from time to time authorize the signing and countersigning of cheques and other financial instruments by means of a facsimile signature or otherwise.

                                 ARTICLE FIVE
                                   DIVIDENDS

5.1 Dividends. The Board may from time to time declare dividends payable to shareholders according to their respective rights.

5.2 Dividend Payment. A dividend payable in money may be paid by cheque drawn on the Corporation's bankers, or one of them, to the order of each registered holder of shares of a class or series in respect of which the dividend has been declared, and mailed by prepaid ordinary mail to such registered holder at his recorded address. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The Corporation may pay a dividend by cheque to a registered holder or to joint holders other than in the manner herein set out, if the registered holder or joint holders so request. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

5.3 Idem. The Corporation may, when so directed by a registered holder of a share in respect of which a dividend in money has been declared, pay the dividend in the manner so directed.

5.4 Non-receipt or Loss of Dividend Cheques. In the event of non-receipt or loss of any dividend cheque by the person to whom it is sent, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt or loss and of entitlement as the Board, the Vice-President in charge of finance, the Treasurer or the Controller may from time to time prescribe, whether generally or in a particular case.

5.5 Unclaimed Dividends. To the extent permitted under applicable law, any dividend unclaimed after a period of six years from the date on which such dividend has been declared payable shall be forfeited and shall revert to the Corporation.

                                  ARTICLE SIX
                     PROTECTION OF DIRECTORS AND OFFICERS

6.1 Limitation of Liability. No director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee or agent, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by, for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be placed out or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation, or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

6.2 Indemnity. The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, to the extent permitted by the Act or otherwise by law.

                                 ARTICLE SEVEN
                                    NOTICES

7.1 Method of Giving Notices. Any notice, communication or document to be given, sent, delivered or served pursuant to the Act, the regulations thereunder, the Articles, the General By-law or otherwise, to a shareholder, director, officer or auditor shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered (including by courier) to the person's recorded address or if mailed to the person at the person's recorded address by prepaid ordinary or air mail or if sent to the person at the person's recorded address by any means of prepaid transmitted or recorded communication, including facsimile, telex, telegram, email or other electronic means that is capable of producing a written copy. A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given on the third business day following the deposit thereof in a post office or public letter box; and a notice so sent by any means of transmitted or electronic communication shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch.

7.2 Omissions and Errors. The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting to which the notice related or otherwise founded on the notice.

7.3 Persons Entitled by Death or Operation of Law. Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, becomes entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his title to such share prior to his name and address being entered on the securities register.

7.4 Waiver of Notice. A shareholder, proxyholder, director, officer or auditor may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him under any provision of the Act, the regulations thereunder, the Articles, the General By-Law or otherwise and such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default or defect in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the Board or of a committee of the Board which may be given in any manner.

                                 ARTICLE EIGHT
                                 Miscellaneous

8.1 Invalidity of any Provision of this By-law. The invalidity or unenforceability of any provision in this by-law will not affect the validity or enforceability of the remaining provisions of this by-law.

                                 ARTICLE NINE
                           EFFECIVE DATE AND REPEAL

9.1 Effective Date. The General By-law shall come into force on May 13, 2002.

9.2Repeal. All previous by-laws of the Corporation are repealed on the coming into force of the General By-law.

9.3 Effect of Repeal. All persons appointed or elected under any by-law repealed on the coming into force of the General By-law shall continue to act until ceasing to hold office or until re-appointed or re-elected and all resolutions of the shareholders or the Board having continuing effect and passed under any repealed by-law or otherwise shall continue to be operative until amended or repealed to the extent that they are inconsistent with the General By-law.

   Made this 13th day of May, 2002.